                                                                   EXHIBIT 10.34

                                 June 29, 1998



National Equipment Services, Inc.
1800 Sherman Avenue, Suite 100
Evanston, Illinois  60201

Attention:  Mr. Paul Ingersoll
            Vice President, Secretary

     Re:    Senior Bank Credit Facility

Dear Paul:

     You have advised us that National Equipment Services, Inc. (the "Borrower") seeks financing for the refinancing of its existing indebtedness, for capital expenditures, for ongoing working capital requirements and for other general corporate purposes, which will include the acquisition (the "Acquisition") of Falconite, Inc. (the "Acquired Company") for a purchase price not in excess of $185 million and other permitted acquisitions, together with the costs and expenses related thereto.

     You have further advised us that the Borrower proposes to enter into the following financing arrangements in order to provide the foregoing financing, including the Acquisition:

     (i) the Borrower would enter into a Credit Agreement (the "Bank Credit Facility") having substantially the terms set forth on the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet") with certain financial institutions (collectively "the Lenders") for an aggregate of up to $325 million, of which (a) $100 million is expected to be term loans (the "Term Loans") and (b) $225 million is expected to be a revolving credit facility (the "Revolving Credit Facility"); and

     (ii) the Borrower proposes to issue on the Closing Date its common stock in an initial public offering (the "Equity Financing"), aggregating at least $78 million.

     The Acquisition and the transactions described in clauses (i) and (ii) above are hereinafter referred to collectively as the "Transactions".

     Based upon and subject to the foregoing and to the terms and conditions set forth below and in the Term Sheet, First Union National Bank ("First Union") is pleased to advise you of its commitment (the "Commitment") to provide the full principal amount of the Bank Credit Facility. First Union Capital Markets, a division of Wheat First Securities, Inc. ("FUCM" or the "Arranger"), is pleased to advise you of its commitment, as arranger and syndication agent for the

Bank Credit Facility, to form a syndicate of the Lenders, reasonably acceptable to you, for the Bank Credit Facility. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

     The commitments of First Union and FUCM hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to First Union and FUCM in their reasonable discretion:

     (a) the negotiation, execution and delivery of definitive documentation with respect to the Bank Credit Facility consistent with the Term Sheet and otherwise satisfactory to First Union and FUCM;

     (b) completion of all documentation relating to the Acquisition in form and substance reasonably satisfactory to First Union;

     (c) the purchase price for the Acquired Company not exceeding $185 million;

     (d) compliance with all applicable laws and regulations (including compliance of this Commitment and the transactions described herein with all applicable federal banking laws, rules and regulations);

     (e) execution of a fee letter among the Borrower, First Union and FUCM prior to or concurrently with the acceptance by the Borrower of this letter (the "Fee Letter");

     (f) the satisfaction of all other conditions described herein, in the Term Sheet and in such definitive credit documentation;

     (g) there not having occurred and being continuing since December 31, 1997, in the opinion of First Union and FUCM, a material adverse change in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower, the Acquired Company or their respective subsidiaries (taken as a whole); and

     (h) there not having occurred and being continuing since the date hereof a material disruption or other change in the financial, banking or capital markets that has had or could have a material adverse effect on the syndication of the Bank Credit Facility, as determined by First Union and FUCM in their reasonable discretion. In the event of any such occurrence, whether before or after the closing of the Bank Credit Facility, First Union shall be entitled, after consultation with the Borrower, to change the pricing, structure or terms of the Bank Credit Facility if First Union determines that such changes are advisable in order to ensure a successful syndication or an optimal credit structure of the Bank Credit Facility.

     The commitments of First Union and FUCM hereunder are based upon the financial and other information regarding the Borrower, its subsidiaries and the Acquired Company previously provided to First Union and FUCM. If, however, the continuing review by First Union and FUCM of the Borrower or the Acquired Company discloses information relating to conditions or events not previously disclosed to First Union and FUCM or relating to new information or additional developments concerning conditions or events previously disclosed to First Union and FUCM which First Union and FUCM in their reasonable discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business or operations of the Borrower, the Acquired Company or their respective subsidiaries (taken as a whole), First Union and FUCM may, in their reasonable discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

     First Union will act as sole administrative agent for the Bank Credit Facility (in such capacity, the "Agent") and FUCM, in its capacity as Arranger, will act as sole manager, arranger and syndication agent for the Bank Credit Facility. No additional agents will be appointed without the prior approval of First Union and FUCM.

     You acknowledge that it is the intent of First Union and FUCM to syndicate the Bank Credit Facility. You agree to actively assist First Union and FUCM in achieving a syndication of the Bank Credit Facility that is satisfactory to First Union, FUCM and you. Syndication of the Bank Credit Facility will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the proposed Lenders. To assist First Union and FUCM in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide First Union and FUCM and the other Lenders upon request with all information reasonably deemed necessary by First Union and FUCM to complete syndication, including but not limited to information and evaluations prepared by the Borrower and its advisors, or on its behalf, relating to the Acquisition, (b) assist First Union and FUCM upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Bank Credit Facility and (c) otherwise assist First Union and FUCM in their syndication efforts, including by making available officers and advisors of the Borrower and its subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Acquired Company during such syndication process unless otherwise agreed to by First Union and FUCM.

     It is understood and agreed that First Union and FUCM, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Bank Credit Facility will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of First Union and FUCM and that any syndication prior to execution of definitive documentation will reduce the commitment of First Union.

     The Borrower also agrees that First Union and its affiliates will be afforded an opportunity to offer proposals to provide, arrange, underwrite or administer (i) any interest rate caps, currency swaps and other hedging transactions to be entered into by the Borrower or any subsidiary or affiliate thereof, (ii) any cash management, funds transfer, trade, corporate trust and securities services to be obtained by the Borrower or any subsidiary or affiliate thereof and (iii) any public or private debt or equity instruments or securities to be issued by the Borrower or any subsidiary thereof.

     You hereby represent, warrant and covenant that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to First Union and FUCM or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Borrower and the Acquired Company that have been or are hereafter made available to First Union and FUCM or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Bank Credit Facility so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating the Bank Credit Facility, First Union and FUCM will be using and relying on the Information and the Projections without independent verification thereof.

     By executing this letter agreement, you agree to reimburse First Union and FUCM from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, all due diligence expenses, syndication expenses and the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to First Union and the other Lenders) incurred in connection with the preparation, negotiation, execution and delivery of this commitment and the preparation, negotiation, execution, delivery, administration, syndication and enforcement of all documents executed in connection with the Bank Credit Facility.

     In the event that First Union or FUCM becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, the Borrower will reimburse First Union and FUCM for their legal and other expenses (including the cost of any investigation and preparation) as they are incurred by First Union or FUCM. The Borrower also agrees to indemnify and hold harmless First Union, FUCM and their affiliates and their respective directors, officers, employees and agents (each an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter, unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of an Indemnified Party.

     The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of First Union and FUCM hereunder, provided, however, that the Borrower shall be deemed released of its obligations under the immediately preceding two paragraphs upon the execution of definitive financing documentation.

     First Union reserves the right to allocate, in whole or in part, to FUCM certain fees payable to First Union in such manner as First Union and FUCM agree in their sole discretion. You acknowledge and agree that First Union may share with any of its affiliates (including specifically FUCM) any information relating to the Bank Credit Facility, the Borrower, its subsidiaries and affiliates and the Acquired Company.

     The Borrower is not authorized to show or circulate this Commitment or the Term Sheet, or disclose the contents thereof, to any other person or entity (other than to its directors, officers and legal and financial counsel; provided, that (i) each of such persons shall also be bound by the confidentiality provisions hereof and (ii) the Borrower shall be liable for any breach of such limitations on disclosure by any such person), except as may be required by law or applicable judicial process. If the Borrower does show or circulate this Commitment, the Fee Letter or the Term Sheet, or disclose the contents thereof, in breach of the foregoing sentence, then the Borrower shall have been deemed to have accepted this Commitment and the Fee Letter. The Borrower is also not authorized to disclose the contents of the Commitment in any press release, judicial proceeding or securities filing without the approval of First Union and FUCM.

     This letter agreement may not be assigned by you without the prior written consent of First Union and FUCM.

     This Commitment shall terminate at 8:00 p.m., Charlotte time, on June 30, 1998, unless such Commitment is accepted by the Borrower in writing prior to such time and, if accepted prior to such time, shall expire at the earlier of
(i) consummation of the Acquisition or another transaction or series of transactions in which the Borrower or any of its affiliates acquires substantially all of the capital stock or assets and liabilities of the Acquired Company, (ii) termination of the definitive purchase agreement with regard to the Acquisition, (iii) the occurrence of any event that First Union or FUCM reasonably believes in good faith has, or could be expected to have, a material adverse effect on the business, properties, operations or condition (financial or otherwise) of the Borrower, the Acquired Company or any of their subsidiaries or the feasibility of the Transactions, and (iv) 5:00 p.m. on August 15, 1998, if the closing of the Acquisition and the Bank Credit Facility shall not have occurred by such time.

     This letter may be executed in counterparts which, when taken together, shall constitute an original. This letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among First Union, FUCM, the Borrower with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by First Union or FUCM to make any oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

           [The remainder of this page is intentionally left blank.]

     If the Borrower is in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement to First Union and FUCM, together with an executed copy of the Fee Letter by no later than 8:00 p.m., Charlotte time, on June 30, 1998. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement and the Fee Letter and, without limiting the more specific terms hereof and of the Term Sheet, you agree upon acceptance of this commitment to pay the fees set forth in the Term Sheet and in the Fee Letter.

                              Very truly yours,

                              FIRST UNION NATIONAL BANK


                              By: /s/ John M. Burlingame
                                  ---------------------------
                              Name: John M. Burlingame
                                   --------------------------
                              Title: Director
                                    -------------------------



                              FIRST UNION CAPITAL MARKETS,
                               a division of Wheat First Securities, Inc.

                              By: /s/ John M. Burlingame
                                  ---------------------------
                              Name: John M. Burlingame
                                   --------------------------
                              Title: Director
                                    -------------------------


Agreed to and accepted this 30th
day of June, 1998.


NATIONAL EQUIPMENT SERVICES, INC.

By: /s/ Paul Ingersoll
   ----------------------------
Name: Paul Ingersoll
     --------------------------
Title: Vice President
      -------------------------

                                                                      EXHIBIT A

                       NATIONAL EQUIPMENT SERVICES, INC.
                         SUMMARY OF TERMS & CONDITIONS
                            SENIOR CREDIT FACILITY

================================================================================


--------------------------------------------------------------------------------


BORROWER:                National Equipment Services, Inc., a Delaware
                         corporation (the "Borrower").

GUARANTORS:              All present and future, direct and indirect,
                         subsidiaries of the Borrower including hereafter acquired subsidiaries including Falconite, Inc. (the
                         "Target" or "Falconite").

AGENT: First Union National Bank (the "Agent" or "First Union" will act as sole and exclusive administrative agent. As such, First Union will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of First Union and FUCM.

ARRANGER &
SYNDICATION AGENT:       First Union Capital Markets, a division of Wheat First
                         Securities, Inc. ("FUCM").

LENDERS: A syndicate of financial institutions (including First Union) arranged by FUCM, which institutions shall be acceptable to the Borrower and the Agent (collectively, the "Lenders").

CREDIT FACILITIES:       Up to $325 million comprised of the following:

                         (i) $225 million Five-Year Revolving Credit Facility
                             (the "Revolver"), with a letter of credit subfacility of $25 million (existing letters of credit will be included in such subfacility on terms satisfactory to the Agent); and



                         (ii) $100 million Five-Year Non-Amortizing Term Loan
                              Facility ("Term Loans").

                         FUCM may, at its discretion, increase or decrease the individual amounts of the Term Loans and the Revolver so long as the aggregate amount of the Term Loans and the Revolver remains unchanged.

PURPOSE: The proceeds of the Credit Facilities, together with a minimum of $78 million of proceeds from an initial public offering of common stock of the Borrower described in clause (iii) of the "Conditions Precedent to Closing" contained herein, shall be used to refinance existing indebtedness, to finance the acquisition of the Target (the "Acquisition"), to finance other permitted acquisitions, to provide ongoing working capital for the Borrower and its subsidiaries, to pay related fees and expenses, and for general corporate purposes.

AVAILABILITY:            Outstandings under the Revolver (including letters of
                         credit) will be limited to the lesser of (i) $225 million or (ii) the Borrowing Base (defined below) less the outstanding amount of the Term Loans.

INTEREST RATES:          The Credit Facilities shall bear interest as set forth
                         on Addendum I hereto.

MATURITY:                The Credit Facilities shall terminate and all amounts
                         outstanding thereunder shall be due and payable in full
                         5 years from Closing.

SECURITY:                The Agent (on behalf of the Lenders) shall receive a
                         first priority perfected security interest in all now owed or hereafter acquired assets of the Borrower and its subsidiaries, including without limitation, accounts receivable, inventory, fixed assets, contracts, trademarks, copyrights, patents, license agreements and general intangibles of the Borrower and any operating companies and/or subsidiaries hereafter acquired by the Borrower or any of its subsidiaries and all proceeds of the foregoing.

                         The Agent (on behalf of the Lenders) shall also receive a first priority pledge of all the capital stock of all now owned or hereafter acquired direct and indirect subsidiaries of the Borrower.

                         The foregoing security shall ratably secure the Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender under the Credit Facilities.

MANDATORY
PREPAYMENTS:             The loans under the Credit Facilities will be prepaid
                         by an amount equal to: (i) 100% of the net cash proceeds of all Asset Sales (defined below) by the Borrower or any of its subsidiaries (including stock of subsidiaries) and (ii) 100% of any casualty insurance proceeds for major losses, subject, in each case, to de minimus baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid. Such proceeds shall be applied pro rata among the Term Loans and the outstandings under the Revolver, unless the Term Loan
                         Lenders shall decline receipt of such prepayment in which case all such proceeds shall be applied to the outstandings under the Revolver. The Borrower shall pay all breakfunding costs in connection with mandatory prepayments.

OPTIONAL PREPAYMENTS
AND COMMITMENT

REDUCTIONS:              The Borrower may voluntarily prepay the Term Loans in
                         minimum amounts of at least $5,000,000. The Borrower may prepay the revolving loans under the Revolver and may voluntarily reduce the Revolver commitment in amounts of $5,000,000 at any time with prior notice and without premium or penalty. Any such reductions shall be permanent and shall be accompanied by any necessary prepayment of the revolving loans outstanding. The
                         Borrower shall pay all breakfunding costs in connection with voluntary prepayments.



CONDITIONS PRECEDENT
TO CLOSING:              The initial funding of the Credit Facilities will be
                         subject to reasonable satisfaction of the conditions precedent deemed appropriate by the Agent and the Lenders for this type of financing generally and for this transaction in particular, including but not limited to the following:

                         (i) The negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities reasonably satisfactory to the Agent and the Lenders.

                         (ii) The Acquisition shall have been consummated in
                              accordance with the terms of the stock purchase agreement providing for the purchase of the Target's stock by the Borrower (the "Purchase Agreement") and in compliance with applicable law and regulatory approvals. The Purchase Agreement shall not be altered, amended or otherwise changed or supplemented or any condition therein waived, without the prior written consent of the Agent. The purchase price paid for Target shall not exceed $185 million.

                        (iii) The corporate capital and ownership structure
                              (including articles of incorporation and by-laws), equityholder agreements and management of the Borrower and its subsidiaries (after giving effect to the Acquisition) shall be reasonably satisfactory to the Agent. Without limiting the generality of the above, the Agent shall be satisfied that the Borrower shall have received proceeds in a minimum amount of at least $78 million from the issuance of its common stock (the "Common Stock") pursuant to an initial public offering (the "IPO") under terms and conditions acceptable to the Agent.

                         (iv) There shall not have occurred a material adverse
                              change since December 31, 1997 in the business, assets, operations or condition (financial or otherwise) of the Borrower, the Target or their respective subsidiaries (taken as a whole) or in the facts and information regarding such entities or assets as represented to date.

                         (v) The Agent shall have received satisfactory evidence as to the solvency of the Borrower and its subsidiaries (including Target) (after giving effect to the Acquisition and the incurrence of indebtedness related thereto).

                         (vi) The Agent shall have received (A) satisfactory
                              opinions of counsel to the Borrower and its subsidiaries (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Credit Facilities) and such resolutions, certificates and other documents as the Agent shall reasonably require and (B) satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all pledged collateral for the Credit Facilities, subject to no other liens except for permitted liens to be determined.

                      (vii) Receipt of all governmental, equityholder and third party consents (including Hart-Scott Rodino clearance) and approvals necessary or, in the reasonable opinion of the Agent, desirable in connection with the Acquisition and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the consummation of the Acquisition or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable opinion of the Agent would have such effect.

                     (viii) The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could have a material adverse effect on any transactions contemplated hereby or on the ability of the Borrower and its subsidiaries to perform its obligations under the documents to be executed in connection with the Credit Facilities and the Acquisition.

                        (ix) The Borrower and its subsidiaries shall be in
                             compliance with all existing financial obligations (after giving effect to the Acquisition) under its contracts relating to or evidencing indebtedness, including, without limitation, under the existing indenture for the Borrower's 10% Senior Subordinated Notes Due 2004.

                        (x) Total Funded Debt (defined below) of the Borrower and its subsidiaries (including Target) at closing shall not exceed $360 million, of which at least $98.7 million shall be comprised of the Borrower's 10% Senior Subordinated Notes Due 2004.

                       (xi) Transaction fees and expenses of the Borrower and its subsidiaries in respect of the issuance of the Common Stock, the Acquisition and the Credit Facilities shall not exceed $17 million.

                      (xii) The Agent shall have received a Phase I environmental report on the Falconite facilities to be acquired by the Borrower in form and substance reasonably satisfactory to the Agent.

                     (xiii) The Agent shall have received the final Price Waterhouse due diligence report on the Target in form and substance reasonably satisfactory to the Agent.

                      (xiv) The Agent shall have received the following financial statements of the Borrower and the
                             Target: (a) the unaudited consolidated balance sheet and statement of income and cash flow of the Borrower and its subsidiaries for the five-month period ended on May 31, 1998, (b) the unaudited consolidated balance sheet and statement of income and cash flow of the Target and its subsidiaries for the five-month period ended on May 31, 1998,
                             (c) the unaudited pro forma consolidated and consolidating balance sheets and statements of income of the Borrower and the Target on a combined basis for the five-month period ended on May 31, 1998, in each case prepared in accordance with GAAP and in form and substance satisfactory to the Agent and (d) financial projections of the Borrower and its subsidiaries (including the Target) for the five year period following closing.

                       (xv) The pro forma combined EBITDA (defined below) of the Borrower and its subsidiaries and the Target and its subsidiaries for the twelve-month period ended on May 31, 1998 shall not be less than $80 million.

                      (xvi) The Borrower shall have paid to the Lenders and the Agent all fees and expenses due and payable at Closing.

REPRESENTATIONS &
WARRANTIES:             Usual and customary for transactions of this type, to
                        include without limitation: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment
                        Company Act; (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; and (xii) payment of taxes.

FINANCIAL REPORTING:    The Borrower will provide the Agent with (i) audited
                        consolidated financial statements on an annual basis prepared in accordance with GAAP; (ii) unaudited consolidated and consolidating financial statements on a monthly basis prepared in accordance with GAAP; (iii) unaudited consolidated financial statements on a quarterly basis prepared in accordance with GAAP; (iv) quarterly financial covenant compliance certificates;

                        (v) at each year end, a budget for the following year, by month, with a level of detail acceptable to the Agent; (vi) all public filings with the SEC and other governmental agencies; (vii) a monthly Borrowing Base calculation; and (viii) such other reports and information as reasonably required by the Agent. The Agent would reserve the right to inspect the books and records of the Borrowers at any time and, from time to time, in its sole discretion or at the direction of the Required Lenders, to conduct periodic field exams and/or appraisals of the rental fleet of the Borrower and its subsidiaries.

AFFIRMATIVE
COVENANTS:              Usual and customary for transactions of this type, to
                        include without limitation; (i) delivery of the financial reports described above; (ii) notices of default, material litigation and material governmental and environmental proceedings; (iii) compliance with laws; (iv) payment of taxes; and (v) maintenance of insurance.

NEGATIVE COVENANTS:     Usual and customary for transactions of this type, to
                        include without limitation:

                        1. Additional Indebtedness: The Borrower and its subsidiaries will not create, assume, incur, guarantee or in any manner become liable for any debt other than the Credit Facilities, existing indebtedness and certain other debt in amounts to be negotiated.

                        2. Acquisitions and Investments: Neither the Borrower nor any of its subsidiaries may purchase or otherwise acquire the assets of any business enterprise except for Permitted Acquisitions described below (which will not require any Lender consent), other acquisitions permitted by the Required Lenders and/or investments to be negotiated.

                        3. Liens: The Borrower and its subsidiaries will not create, incur, assume or suffer to exist any lien of any nature except for: (i) carriers' warehousemen's and mechanics' liens; (ii) liens arising under worker compensation laws; (iii) existing liens approved by the Agent; (iv) purchase money liens and liens securing capital leases in an aggregate amount to be determined;
                        (v) liens for taxes; and (vi) baskets for other purposes in amounts to be negotiated.

                        4. Restricted Payments: No restricted payments except for permitted dividends and distributions in amounts and nature to be negotiated.

                        5. Asset Sales: Sale of assets prohibited above a threshold level to be negotiated.

                        6. Mergers or Consolidation: Neither the Borrower nor any of its subsidiaries will merge into or consolidate with any person other than mergers and consolidations of any subsidiary of the Borrower with or into any other subsidiary of the Borrower or mergers and consolidations of any third party with or into any subsidiary of the Borrower in connection with any Permitted Acquisition.

                        7. Transactions with Affiliates: Limited to arms-length transactions other than with respect to certain types of transactions with affiliates to be negotiated.

                        8. Line of Business: No material change in the Borrower's or any subsidiary's line of business.

                        9. Accounting: No material change in the Borrower's accounting methods, including, but not limited to, depreciation methodology.

                        10. Other: Any other negative covenants reasonably deemed appropriate by the

                        Lenders in the context of the Credit Facilities.

FINANCIAL COVENANTS:    Financial covenants to include (but not limited to) the
                        following (capitalized financial terms used herein are defined in Addendum II hereto):

                    (i) Maintenance as of the last day of each fiscal quarter a ratio of Total Funded Debt to EBITDA (computed for the four fiscal quarterly periods then ending) which shall not initially exceed 4.75 to 1.0 (with future step-downs to be determined).
(a)
                   (ii) Maintenance as of the last day of each fiscal quarter a ratio of Total Senior Funded Debt (defined below) to EBITDA (computed for the four fiscal quarterly periods then ending) which shall not initially exceed 3.25 to
                        1.0 (with future step-downs to be determined).
(a)
                  (iii) Maintenance as of the last day of each fiscal quarter an
                        Interest Coverage Ratio (defined below) (computed for the four fiscal quarterly periods then ending) which shall not initially be less than 2.25 to 1.0 (with future step-ups to be determined).
(a)
                   (iv) Maintenance of book net worth of at least $100 million plus 50% of cumulative net income of the Borrower and its subsidiaries (including Target) since December 31, 1997 at all times.
(a)
                    (v) As of the last day of each fiscal month the sum of Total
                        Senior Funded Debt plus letter of credit obligations shall not exceed the sum of (i) 85% of net accounts receivable, (ii) 50% of net parts inventory, (iii) 100% of the net book value of rental equipment and (iv) 80% of the net book value of equipment held for resale, in each case, as determined in accordance with GAAP (collectively, items (i), (ii), (iii) and (iv), the "Borrowing Base").

                        All financial covenants herein shall be calculated on a pro forma basis to appropriately reflect acquisitions made by the Borrower or any of its subsidiaries during the relevant period of calculation thereof.

PERMITTED

ACQUISITIONS:           The Borrower shall be permitted, without the approval of
                        the Required Lenders, to acquire companies (whether by acquisition of stock or assets or by merger) so long as the following conditions are satisfied to the satisfaction of the Agent: (i) the acquired company is an operating company that engages in a line of business substantially similar to the line of business of the Borrower, (ii) the total consideration paid for the acquired company, when added to the aggregate total consideration paid for all other acquisitions during the prior 12-month period, shall not exceed $100 million,
                        (iii) the Borrower has completed its due diligence process with respect to the acquisition in form and substance reasonably satisfactory to the Agent, (iv) the contemplated acquisition must not be hostile, (v) no default or event of default shall exist with respect to the Credit Facilities immediately prior to or after the acquisition, (vi) execution by the acquired company (or any subsidiary formed to consummate the acquisition) of any and all loan documentation required by the Agent and receipt of Phase I environmental reports for all real property of the acquired company, (vii) the ratio of Total Funded Debt to EBITDA after giving pro forma effect to the proposed acquisition must be 0.25 less than the maximum allowable ratio of Total Funded Debt to EBITDA as of the fiscal quarter ending immediately preceding the date of such proposed acquisition, (viii) the Borrower shall be in pro forma compliance with all financial covenants as of the fiscal quarter ending immediately preceding the date of such proposed acquisition, (ix) the Borrower shall demonstrate pro forma compliance with all financial covenants for the period commencing with the date of the proposed acquisition through the last day covered by the financial projections delivered at the closing of the Credit Facilities, (x) the Agent shall have received: (A) the final due diligence report on the acquired company prepared by Price Waterhouse (or another nationally recognized accounting firm acceptable to the Agent) in form and substance satisfactory to the Agent, (B) the "Board Paper" for the acquired company
                        (i.e., a short memo prepared by the Borrower with respect to the potentially acquired company), and (C) a description of the proposed acquisition in reasonable detail and the corresponding documentation and historical financial information of the acquired company and (xi) the aggregate consideration to be paid for any acquisition shall not exceed $40 million. All information, documents and financial data required in connection with any Permitted Acquisition shall be furnished to the Agent at least 15 business days prior to the closing of the proposed acquisition.

                        Any proposed acquisition which fails to satisfy the foregoing conditions shall be prohibited unless otherwise approved by the Required Lenders.

EVENTS OF DEFAULT:      Usual and customary in transactions of this nature, and
                        to include, without limitation, (i) nonpayment of principal, interest, fees or other amounts with respect to either of the Credit Facilities, (ii) violation of covenants, (iii) material inaccuracy of representations and warranties, (iv) cross-default to other material agreements and indebtedness, (v) bankruptcy, (vi) material judgments, (vii) ERISA, (viii) actual or asserted invalidity of any loan documents or security interests, and (ix) Change of Control (defined below).

REQUIRED LENDERS:       51%.

ASSIGNMENTS/
PARTICIPATIONS:         Each Lender will be permitted to make minimum
                        assignments of $5 million to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date.

WAIVERS &
AMENDMENTS:             Amendments and waivers of the provisions of the loan
                        agreement and other definitive credit documentation will require the approval of the Required Lenders, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or scheduled amortization or times for payment and (iv) releases of all or substantially all collateral.


INDEMNIFICATION:        The Borrower and the Guarantors shall indemnify the
                        Lenders from and against all losses, liabilities, claims, damages or expenses (including but not limited to reasonable attorneys' fees and settlement costs) relating to the loans, the Borrower's use of loan proceeds or the commitments except to the extent arising from the gross negligence or willful misconduct of an indemnified party. This indemnification shall survive and continue for the benefit of the Lenders at all times after the Borrower's acceptance of the Lenders' commitment for the Credit Facilities, notwithstanding any failure of the Credit Facilities to close.

GOVERNING LAW:          New York.

FEES/EXPENSES:          As outlined in ADDENDUM I.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Credit Facilities contemplated hereby. The Borrower and each of the Guarantors shall waive their right to a trial by jury.

                                  ADDENDUM I
                            FEES AND INTEREST RATES



UNUSED FEE:              The Applicable Unused Fee Percentage as set forth in
                         the Pricing Grid below (calculated on the basis of actual number of days elapsed in a year of 360 days) on the committed undrawn amount of the Revolver. The
                         Unused Fee shall be payable quarterly in arrears.

INTEREST RATES:          At the Borrower's option:

                         (1)  Base Rate + Applicable Base Rate Margin; or

                         (2) LIBOR Rate + Applicable LIBOR Rate Margin for 1, 2, 3 or 6 month interest periods.

                         No more than 8 LIBOR Rate loans shall be outstanding at any time.

                         The Base Rate is defined as the higher of (i) the applicable prime rate of First Union and (ii) the federal funds rate + 1/2 of 1%.

                         LIBOR Rate is defined as the London Interbank Offered Rate ("LIBOR") as shown on Telerate page 3750 for 1, 2, 3, or 6 months adjusted for reserves, if any.

                         The Applicable Base Rate Margin and the Applicable LIBOR Rate Margin are equal to the respective percentages set forth in the Pricing Grid below.

                         Interest in respect of Base Rate loans shall be payable quarterly in arrears. Interest in respect of LIBOR Rate loans shall be payable at the end of the applicable Interest Period, but not less frequently than quarterly. All interest and fees will be calculated on the basis of the number of actual days elapsed in a 360 day year.

                         A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.

PRICING GRID:            For the period commencing on the Closing Date through
                         the first calculation date occurring after the fiscal quarter ended December 31, 1998, the Applicable LIBOR
                         Rate Margin, the Applicable Base Rate Margin and the
                         Applicable Unused Fee Percentage shall be based on the Borrower's ratio of Total Funded Debt to EBITDA, as set forth in the table below (calculated on a rolling four quarter basis) as of the Closing Date, but shall not be less than 2.00%, 0.75% and 0.50%, respectively, for such period. Thereafter, the Applicable LIBOR Margin, the Applicable Base Rate Margin and the Applicable
                         Unused Fee shall be calculated quarterly as set forth below based upon the Borrower's ratio of Total Funded
                         Debt to EBITDA (calculated on a rolling four quarter basis):

---------------------------------------------------------------------------------------------------------------------------------
                                                                  Applicable    Applicable   Applicable   Applicable   Applicable
                                                                    LIBOR       LIBOR Rate   Base Rate    Base Rate      Unused
                            Total                                Rate Margin    Margin For   Margin For   Margin For      Fee
                      Funded Debt/EBITDA                         For Revolver   Term Loans    Revolver    Term Loans   Percentage
--------------------------------------------------------------   ------------   ----------   ----------   ----------   ----------
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Greater than 4.25 to 1.0                                             2.50%         2.50%        1.25%        1.25%       0.50%
---------------------------------------------------------------------------------------------------------------------------------
Greater than 3.75 to 1.0 but equal to or less than 4.25 to 1.0       2.25%         2.25%        1.00%        1.00%       0.50%
---------------------------------------------------------------------------------------------------------------------------------
Greater than 3.25 to 1.0 but equal to or less than 3.75 to 1.0       2.00%         2.00%        0.75%        0.75%       0.50%
---------------------------------------------------------------------------------------------------------------------------------
Greater than 2.75 to 1.0 but equal to or less than 3.25 to 1.0       1.75%         1.75%        0.50%        0.50%       0.3750%
---------------------------------------------------------------------------------------------------------------------------------
Equal to or less than 2.75 to 1.0                                    1.50%         1.75%        0.25%        0.50%       0.3125%
---------------------------------------------------------------------------------------------------------------------------------

                         Notwithstanding the foregoing, at any time that the ratio of Total Senior Funded Debt to EBITDA (calculated on a rolling four quarter basis) shall be less than 2.5 to 1.0, the Applicable LIBOR Rate Margin for the Revolver and the Applicable Base Rate Margin for the Revolver may be reduced, at the election of the Borrower, by 0.25%, provided that the Borrower shall have demonstrated that the ratio of Total Senior Funded Debt to EBITDA, on a pro forma basis, for the period commencing with the date of such pricing reduction through the last day covered by the financial projections delivered at the closing of the Credit Facilities, is 0.25 less than the maximum allowable ratio of Total Senior Funded Debt to EBITDA required to be complied with pursuant to the Credit Facility documentation. In addition, once a pricing reduction is elected by the Borrower, the maximum allowable ratio of Total Senior Funded Debt to EBITDA permitted under the Credit Facility documentation shall be permanently reduced by 0.25.

LETTER OF CREDIT FEES:   The Borrower shall pay a per annum standby letter of
                         credit fee on the outstanding amount of all standby letters of credit. The applicable standby letter of credit fee shall be the percentage set forth for the LIBOR Rate Margin for the Revolver in the Pricing Grid above. The standby letter of credit fee shall be due monthly in arrears and shared proportionately by the Lenders.

                         In addition, the Borrower shall pay the Agent for its own account a per annum facing fee of 0.25% on the outstanding amount of all standby letters of credit. The standby letter of credit facing fee shall be due monthly in arrears.

COSTS AND YIELD
PROTECTION:              Usual for transactions and facilities of this type,
                         including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset.

                                  ADDENDUM II
                                 DEFINED TERMS

--------------------------------------------------------------------------------

     "Asset Sales": The disposition (other than a sale or disposition of new or used equipment held for resale made in the ordinary course of business) of any or all of the assets (including without limitation the Capital Stock of a Subsidiary) of the Borrower or any of its Subsidiaries whether by sale, lease, transfer or otherwise. Asset Sales will also exclude (i) sales of rental equipment so long as such equipment is replaced within 180 days, (ii) sales of non-rental equipment so long as such equipment is replaced within 90 days and
(iii) sales of fixed assets not to exceed $5 million in the aggregate in any fiscal year.

     "Change of Control": Any of the following events: (1) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than Golder, Thoma, Cressey, Rauner, Inc. (or any of its affiliates), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more in voting power of the outstanding capital stock of the Borrower or (2) during any period of twelve consecutive months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower other than because of the replacement as a result of death or disability of one or more such directors.

     "EBITDA": For any quarterly period of determination, net income of the Borrower and its subsidiaries before deducting interest expense, taxes, depreciation and amortization and without giving effect to nonrecurring charges and extraordinary cash losses or gains.

     "Interest Coverage Ratio": For any quarterly period of determination, the ratio of (1) EBITDA to (2) all cash interest expense for such period.

     "Total Funded Debt": All debt for borrowed money, notes, bonds or other instruments, guarantees, letters of credit and bankers' acceptances, obligations under conditional sales or other title retention agreements, and obligations issued or assumed as the deferred purchase price of property or services of the Borrower and its subsidiaries.

     "Total Senior Funded Debt": All Total Funded Debt of the Borrower and its subsidiaries excluding the 10% Senior Subordinated Notes Due 2004 of the Borrower and any other subordinated debt of the Borrower and its subsidiaries permitted under the Credit Agreement or approved by the Required Lenders.

     All financial calculations herein with respect to the financial terms defined herein shall be made in accordance with GAAP and shall be reasonably acceptable to the Agent.